EXHIBIT 3.1

AMENDMENTS TO THE BYLAWS

OF

THE CHEESECAKE FACTORY INCORPORATED

APRIL 15, 2008

Section 2.7                                   Voting.

(b)                                             Vote Required.  ~~Directors must be elected by a plurality of the votes cast at an election by the holders of shares entitled to vote thereon.  All other~~Except as set forth in Section 3.4 of these Bylaws, elections and questions must, unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, be decided by the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon present in person or by proxy at the meeting.

Section 2.11                         Notice of Stockholder Nominations and Other Business.

(c)                                             Information Required.  The stockholder’s notice pursuant to this Section 2.11 must include all of the following: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all of the information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and a statement whether such person, if elected, intends to tender, promptly following such person's election or reelection, an irrevocable resignation of the type described in Section 3.4 of these Bylaws; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (iii) the name and record address of such stockholder and such beneficial owner; (iv) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by such stockholder and beneficial owner; (v) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the nomination or proposal of such business by such stockholder; (vi) whether such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (vii) whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

Section 3.1                                 Number.  The Board of Directors consists of not less than five (5) nor more than thirteen (13) members, the precise number thereof to be fixed from time to time by vote of ~~a majority of~~ the Board of Directors; provided, however, that the number of directors may not be reduced so as to shorten the term of any director at the time in office.

Section 3.2.    Term of Office.  The Board of Directors is and shall remain divided into three classes, designated Class I, Class II and Class III.  ~~Each class must consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  At each annual meeting , successors to the class of directors whose term expires at that annual meeting are elected for a three-year term.  If the number of directors has changed, any increase or decrease must be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy~~, with the directors in each class elected to terms expiring at the third annual meeting following their election.  Immediately prior to the election of directors at the third annual meeting of stockholders held after the annual meeting held in calendar year 2008 (such third annual meeting, the “2011 Annual Meeting”), the division of the Board of Directors into three classes shall terminate, and at and after the 2011 Annual Meeting each director shall be elected for a term expiring at the next annual meeting following such director’s election.  Unless the stockholders are permitted to fill a vacancy pursuant to a resolution adopted by the Board of Directors, (i) any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and (ii) any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.  Any director appointed to fill a vacancy not resulting from an increase in ~~such class holds office for a term that coincides with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  A director holds office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Notwithstanding the foregoing~~the number of directors shall have the same remaining term as that of his predecessor; provided, however, that at and after the 2011 Annual Meeting, a director appointed to fill such a vacancy shall serve until the next annual meeting of stockholders held after such appointment.  Notwithstanding anything in these Bylaws to the contrary, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation, if any, have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships is governed by the terms of the Certificate of Incorporation applicable thereto, and such directors so elected will not be divided into classes pursuant to this Section 3.2 of this Article III unless expressly provided by such terms.

Section 3.3    Nominations.  Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors: (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who: (i) is a stockholder of record on the date of the giving of the notice provided for in Section 2.11 and on the record date for the determination of stockholders entitled to vote at such meeting; and (ii) timely complies with all of the procedures set forth in Section 2.11.  No person is eligible for election as a director unless nominated as set forth in this Section 3.3.  If the Board of Directors or the Chairman of the meeting determines that a nomination was not made as set forth in this Section 3.3, the Chairman must declare to the meeting that the nomination was defective and that such defective nomination must be disregarded.

Section 3.4    Election of Directors / Resignation Policy.  Directors of the Corporation shall be elected by a plurality of the votes cast by the holders of the shares entitled to vote thereon.

(b)                                  For purposes of this Bylaw, (i) “Uncontested Election” means any stockholder meeting with respect to which the number of nominees for director does not exceed the number of directors to be elected at that meeting and (ii) a “Majority Vote” means the votes cast “for” a nominee exceed the number of votes cast “against” the nominee.  For purposes of clarity, votes cast with respect to a nominee exclude the following: abstentions as to that nominee, shares present at the meeting by proxy for which authority has been withheld to vote as to that nominee, and shares otherwise treated as present for purposes of determining a quorum with respect to that meeting but not entitled to vote as to that nominee.

(c)                                  In order for a person to be eligible for nomination for director election by the Board of Directors or consideration for nomination by the Corporate Governance and Nominating Committee, he or she prior to nomination must agree that if elected he or she will submit an irrevocable resignation to the Secretary of the Corporation promptly following his or her election or reelection that will be effective upon (i) such director’s failure to receive a Majority Vote for reelection in any Uncontested Election at which he or she is subject to reelection, and (ii) acceptance of that resignation by the Board of Directors in accordance with these Bylaws and any policies and procedures adopted by the Board of Directors for such purposes; provided, however, that this sentence shall not apply to a director who has previously submitted a resignation.

(d)                                 Unless otherwise directed by the Board of Directors:

(i)                                            After receipt of the report of the inspector of elections with respect to any meeting of stockholders at which directors are to be elected, the Board of Directors may consider the resignation of any nominee for election at that meeting who failed to receive a Majority Vote in an Uncontested Election (such a nominee being an “Unsuccessful Incumbent”) and may accept or reject the resignation of the Unsuccessful Incumbent within ninety (90) days following the date of the Corporation’s receipt of the report of the inspector of elections.  In determining whether or not to accept or reject the resignation, the Board of Directors may consider any information, factors and alternatives that the Board of Directors deems appropriate.

(ii)                                        The Board of Directors may request that any director who is an Unsuccessful Incumbent abstain from participating in the consideration or the decision of the Board of Directors regarding whether to accept or reject his or her resignation.  If a majority of the members of the Board of Directors are Unsuccessful Incumbents, then the Independent Directors then serving on the Board of Directors who received a Majority Vote may appoint an ad hoc committee (the “Ad Hoc Committee”) from amongst themselves, consisting of such number of directors as they may determine to be appropriate, solely for the purpose of considering and making a recommendation to the Board of Directors with respect to the tendered resignations.

(iii)                                    Notwithstanding the foregoing, if the Ad Hoc Committee would have been created but fewer than three directors would be eligible to serve on it, the entire Board of Directors (other than the director whose resignation is being considered) may make the determination to accept or reject a tendered resignation without the creation of an Ad Hoc Committee.

(e)     If the Board of Directors determines to accept the resignation of an Unsuccessful Incumbent, then the Corporate Governance and Nominating Committee of the Board of Directors may recommend a candidate to fill the vacancy created by the resignation and the vacancy may be filled in accordance with Section 3.5 of these Bylaws.

(f)     Each member of the Board of Directors serves from the date of his or her appointment or election to the Board of Directors until death, resignation or removal or until the election or appointment of a successor.

Section 3.5                                   ~~Section 3.4~~ Vacancies.  ~~Vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized~~  Unless the stockholders are permitted to fill a vacancy pursuant to a resolution adopted by the Board of Directors, (i) any vacancy on the Board of Directors that results from an increase in the number of directors ~~may~~shall be filled by a majority of ~~the~~ directors then in office, ~~although~~even if less than a quorum, or by ~~the~~a sole remaining director, and (ii) any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.  Any director ~~elected~~appointed to fill a vacancy holds office for the remaining term of the class in which the vacancy occurs or is created.  If the stockholders are permitted to fill a vacancy at an annual or special meeting of stockholders, nominees shall be elected to such vacant directorships and to any other directorships otherwise subject to election by a plurality of the votes cast by the holders of shares entitled to vote thereon.

Section 3.6                                   ~~Section 3.5~~ Removal.  ~~Directors~~Prior to the 2011 Annual Meeting, directors of the ~~corporation~~Corporation may be removed by ~~the~~ stockholders only for cause and only by the affirmative vote of the holders of ~~the outstanding shares of~~a majority of the voting power of the capital stock of the Corporation ~~entitled to vote generally in the election of directors (considered for this purpose as one class).~~outstanding and entitled to vote thereon.  At and after the 2011 Annual Meeting, a director may be removed without cause by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon.

Section 3.7                                   ~~Section 3.6~~ Resignation.  Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary, or upon the happening of another event or at the pleasure of the Board of Directors.  If no such specification is made, it is deemed effective at the pleasure of the Board of Directors.  A resignation that is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable.  When one or more directors resigns from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, may fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations become effective.

Section 3.8                                   ~~Section 3.7~~ Duties and Powers.  The business and affairs of the Corporation are managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

Section 3.9                                   ~~Section 3.8~~ Meetings.  The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware.  Regular meetings of the Board of Directors may be held without call or notice at such time and at such place as may from time to time be determined by the Board of Directors.  Special meetings of the Board of Directors may be called by the Chairman or any two directors.  Notice thereof stating the place, date and hour of the meeting must be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone (including a voice messaging or other system or technology designed to record and communicate messages), electronic mail or other electronic means, facsimile or telegram on twenty-four (24) hours’ notice.

Section 3.10                            ~~Section 3.9~~ Quorum.  Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation and these Bylaws constitutes a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum is the act of the Board of Directors.  If a quorum is not present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 3.11                            ~~Section 3.10~~ Actions without a Meeting.  Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or such committee thereof.  Such filing must be in paper form if the minutes are maintained in paper form and must be in electronic form if the minutes are maintained in electronic form.

Section 3.12                            ~~Section 3.11~~ Meetings by Conference Telephone.  Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.11 constitutes presence in person at such meeting.

Section 3.13                            ~~Section 3.12~~ Conduct of Meetings.  The Chairman of the Board of Directors or in his or her absence a chairman chosen by a majority at the meeting presides at meetings of the Board of Directors.  The Secretary acts as secretary of the meeting, but in his or her absence, the Chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 3.14                            ~~Section 3.13~~ Remuneration.  The directors may be paid such remuneration, if any, as the Board of Directors may from time to time determine.  Any remuneration so payable to a director who is also an officer or employee of the Corporation or who is counsel or solicitor to the Corporation or otherwise serves it in a professional capacity must, unless the Board of directors otherwise determines, be in addition to such director’s salary as such officer or employee or to his or her professional fees as the case may be.  In addition, the Board of Directors may by resolution from time to time award special remuneration out of the funds of the Corporation to any director who performs any special work or service for or undertakes any special mission on behalf of the Corporation outside of the work or service ordinarily required of a director of a corporation.  The directors may also be paid such sums in respect of their out-of-pocket expenses incurred in attending meetings of the Board of Directors or otherwise in respect of the performance by them of their duties as the Board of Directors may from time to time determine.  Confirmation by the stockholders of any such remuneration or payment is not required.

Section 3.15                            ~~Section 3.14~~ Interested Directors.     No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, is void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if: (a) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee, which authorizes the contract or transaction.

Section 3.16                            ~~Section 3.15~~ Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  Any such committee and each member thereof serves at the pleasure of the Board of Directors.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence of any such designation of one or more directors as alternate members of any committee, the Board of Directors may fill any vacancy occurring in any such committee.  In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such person or persons constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.  Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.  No such committee has the power or authority in reference to amending the Certificate of Incorporation of the Corporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of dissolution, or amending these Bylaws; and unless the resolution expressly so provides, no such committee has the power or authority to declare a dividend or to authorize the issuance of stock.  Unless the Board of Directors otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business.  In the absence of such rules, each committee must conduct its business in the same manner as the Board of Directors conducts its business pursuant to these Bylaws.